accomplish the Corporate objectives, always within what is permitted by current legislation.- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Furthermore, the following powers correspond specifically to the Board:

I. To make up and if applicable modify the regulations required for the application of these By-laws and the internal ruling of the Bank, as well as approving a Board Member's Charter (cessation owing to age, incompatibility, discipline, etc.).

II. To decide on all proposals to be made for the auctioning of borrowings and collections, and taking charge of companies.- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

III. To freely agree on the investment of the Bank's own funds in the manner which it considers appropriate.- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

IV. To agree on the establishment, elimination or transfer of Branches, Agencies, Services, Delegations and Representative Offices of the Bank, both locally and abroad.- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

V. To agree on the general and particular conditions of discounts, loans, deposits, guarantees to be given and all types of operations, in accordance with current legal ruling.- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

VI. To decide on the granting of loans and the opening and closing of current credit accounts, as well as the admission and return of every type of guarantee.- - - - -

VII. To direct the subscription, acquisition, purchase, barter, pledge and sale of public paper, as well as shares, debentures, bonds and warrants.- - - - - - - - - - - - - - - -

VIII. To acquire, transfer, give and take in rented form, mortgage and encumber by any manner permitted by the Law, every type of personal property and real estate.- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

IX. To construct buildings and premises for the Bank, make declarations of new constructions, grouping and segregation of property and exercise the rights of pre-emption and redemption.- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

X. To constitute, modify, accept and cancel personal and real rights, without limitation, therefore including that of mortgage, as well as to distribute liabilities among the mortgaged property.- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

XI. To make resolutions, under the conditions indicated by Law, on payments on account of the dividend in respect of profits effectively obtained and as a result of what was agreed at the time by the general Meeting of shareholders concerning the pricing and the payment of same. - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

XII. To draw up the annual Accounts, the management report and the proposed application of profits, and, if applicable, the consolidated accounts and management report, and to propose to the General Meeting the appointment of Auditors.- - - - - - -

XIII. To agree on the notice of the ordinary and extraordinary general Meetings of shareholders.- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

XIV. To fix administrative costs.- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

XV. To accept the resignations of the Members of the Board, in order to give account of same to the general Meeting of shareholders, as well as the final agreements adopted by same concerning the acceptance of the resignation and the provision, should such be the case, of the vacancy produced, which may be covered temporarily by an appointment made by the Board itself.- - - - - - - - - - - - - - - - - - - - -

DIANA WEBB DAVIES
MARTÍNEZ CAMPOS, 26
TEL. 342 33 13 • FAX 342 33 21
28010 MADRID
INTÉRPRETE JURADO DE INGLÉS